Exhibit 99.2

Frontier Announces Election of Three New Directors

NORWALK, Conn., June 7, 2019 -- Frontier Communications Corporation (NASDAQ: FTR) announced today that Kevin L. Beebe, Paul M. Keglevic and Mohsin Y. Meghji have been elected to join Frontier’s Board of Directors, effective immediately.

Messrs. Beebe, Keglevic and Meghji will serve on the Board’s Finance Committee, which will continue to be chaired by Robert A. Schriesheim. The Finance Committee’s primary responsibilities are to evaluate Frontier’s capital structure and consider, evaluate and negotiate capital markets and/or financing transactions and/or strategic alternatives. Messrs. Beebe, Keglevic and Meghji will also serve on the Board’s Audit Committee and Mr. Beebe will serve on the Board’s Compensation Committee.

In addition, Michael R. McDonnell has resigned from Frontier’s Board of Directors due to competing time commitments and Mr. Schrott has resigned from Frontier’s Board of Directors due to personal considerations. With these changes, the Board now is comprised of nine directors, eight of whom are independent and four of whom have been elected in the last year.

Pamela D.A. Reeve, Frontier’s Chairman, stated, “We are extremely pleased to have Kevin, Paul and Mo join the Board. These seasoned executives add significant telecommunications, finance and operational expertise helping companies manage change and create value for stakeholders. Each brings unique experience to our Board and they are all well-respected in the financial community. We look forward to Frontier benefiting from their contributions going forward. We would also like to thank Mike and Howard for their service to Frontier, and we wish them all the best in the future.”

Mr. Beebe has served as President and Chief Executive Officer of 2BPartners, LLC, a partnership that provides strategic, financial and operational advice to private equity firms and companies in the technology and telecom industries, since November 2007. From 1998-2007, he served as Group President of Operations at ALLTEL Corporation, a publicly traded telecommunications services company. Prior to that, Mr. Beebe served as Executive Vice President of Operations for 360◦ Communications Co., a publicly traded wireless communications company from 1996-1998, and from 1983 to 1995 Mr. Beebe served in various management roles at ATT, Southwestern Bell and United Telecom/ Sprint.

Mr. Keglevic served as Chief Executive Officer of Energy Future Holdings, a regulated transmission and distribution business, from October 2016 to March 2018 and also served as Chief Restructuring Officer of Energy Future Holdings from December 2013 to March 2018. Mr. Keglevic served as Executive Vice President, Chief Financial Officer and Chief Risk Officer at TXU Corporation, an electric utility company that became Energy Future Holdings when it was taken private in 2007 as part of a leveraged buyout, from July 2008 to September 2016. Prior to that, Mr. Keglevic served as an audit partner at PricewaterhouseCoopers LLP (PwC) from 2002-2008 and in various roles at auditor Arthur Andersen LLP before joining PwC.

Mr. Meghji founded M-III Partners, L.P., a merchant banking and advisory firm focused on turnaround and special situations, in 2014. Since 2018, Mr. Meghji has also been Chairman of Infrastructure and Energy Alternatives, Inc., a publicly traded engineering, procurement and construction company focusing primarily on renewable energy. From 2012-2014, Mr. Meghji served in various executive positions at Springleaf Financial Services, Inc., one of the largest U.S. subprime consumer finance companies. Mr. Meghji was a co-founder of Loughlin Meghji & Company, a financial restructuring/advisory firm where he served from 2002 to 2011 until he sold his stake. From 1987 to

2001, Mr. Meghji worked with Arthur Andersen LLP in a variety of roles, finally serving as a Partner in the firm’s global Corporate Finance/ Restructuring Group.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) is committed to helping customers navigate internet and entertainment services. As a leader in providing communications services to urban, suburban, and rural communities in 29 states, Frontier offers a variety of services to residential customers over its FiOS and Vantage fiber-optic and its copper networks, including video, high-speed internet, advanced voice, and Frontier Secure® digital protection solutions. Frontier Business™ offers communications solutions to small, medium and enterprise businesses.

Forward-Looking Statements

This document contains "forward-looking statements," related to future, not past, events. Forward-looking statements address our expected future business and financial performance and financial condition, and contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," or "target." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. These risks and uncertainties include, but are not limited to, the factors that are described in our filings with the U.S. Securities and Exchange Commission, including our report on Form 10-K and reports on Form 10-Q. These risks and uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update or revise these forward-looking statements.

INVESTORS:

Luke Szymczak,
203-614-5044
Vice President, Investor Relations
luke.szymczak@ftr.com

MEDIA:
Javier Mendoza
562-305-2345
Vice President
Corporate Communications and External Affairs
javier.mendoza@ftr.com

Brigid Smith,
203-614-5042
AVP, Corporate Communications
brigid.smith@ftr.com